Exhibit 99.1

PRESS RELEASE

Cool Holdings Eliminates 92.5% of Debt

Inclusive of $8.2 Million Conversion into Equity

MIAMI, April 1, 2020 – Cool Holdings, Inc. (OTCQB: AWSM) (the “Company” or “Cool Holdings”), the parent company of Simply Mac, Inc., the largest Apple Premier Partner in the U.S. (“Simply Mac”), announced today that it has completed a second debt restructuring that resulted in the conversion of debt with an aggregate principal amount of $7,492,166 and accrued interest of $691,014 into common stock of the Company.  The aggregate total of $8,183,180 was converted into 48,136,344 shares of common stock at a $0.17 per share conversion price, reflecting a premium of 325% to the closing price on March 24, 2020.  The restructuring also included the settlement of other outstanding claims, that resulted in the issuance of an additional 10,683,677 common shares.  Inclusive of the restructuring of other debt announced by the Company on March 17, 2020, Cool Holdings has now eliminated $22.4 million, 92.5%, of the $24.4 million of debt it had after the Simply Mac acquisition on September 25, 2019.  After the latest restructuring, the Company now has 103,464,742 common shares outstanding and $1.8 million of unsecured debt, $1.25 million of which is not due until February 2024.

Commenting on the transaction, Reinier Voigt, President and Chief Executive Officer of Cool Holdings, stated: “We are extremely pleased with the outcome of our negotiations with the debt holders and the resulting restructuring.  It is an effort that we have been working on for the past few months, and which also resulted in the restructuring of the secured debt owed to GameStop Corp. that we announced on March 17, 2020.”

Commenting further, Mr. Voigt noted: “These two successful debt restructurings have dramatically improved our balance sheet, and provided relief from the debt service we faced.  In February we announced the sale of our Argentina operations, as part of our corporate restructuring to focus all our energies on our North American Simply Mac business.  We believe our improved balance sheet will strengthen our ability to capitalize our business, expand Simply Mac’s store and service presence around the country, take advantage of B2B opportunities and provide more resources to our growing eCommerce business.  We are excited about the future potential of our business.”

About Cool Holdings, Inc.

Cool Holdings is a Miami-based company currently comprised of Simply Mac and OneClick, two chains of retail stores and an authorized reseller under the Apple Premier Partner, APR (Apple Premium Reseller) and AAR MB (Apple Authorized Reseller Mono-Brand) programs and Cooltech Distribution, an authorized distributor to the OneClick stores and other resellers of Apple products and other high-profile consumer electronic brands.  Additional information can be found on its website at www.coolholdings.com.

Forward-looking and cautionary statements

Forward-looking statements in this press release and all other statements that are not historical facts are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements, including those related to our ability to attract new funding, expand our store presence, take advantage of B2B opportunities and grow our eCommerce business, involve factors, risks, and uncertainties that may cause actual results in future periods to differ materially from such statements. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements, including actions by third parties.  A list and description of various risk factors related to Cool Holdings, Inc. can be found and reviewed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, both of which can be accessed under the Company’s profile at www.sec.gov. These forward-looking statements speak only as of the date of this release and we undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release, except as required by law.

All product names, logos, and brands are property of their respective owners. All company, product and service names used in this website are for identification purposes only. Use of these names, logos, and brands does not imply endorsement.

Contact:

Vernon A. LoForti, CFO
vern.loforti@coolholdings.com